Exhibit 99.2
HURON CONSULTING GROUP INC.
NUMBER OF REVENUE-GENERATING PROFESSIONALS BY SEGMENT
(Unaudited)

During the first quarter of 2024, we reclassified certain revenue-generating professionals within our Digital capability from our Healthcare and Education segments to our Commercial segment as these professionals are able to provide services across all of our industries. This reclassification did not impact the total Digital capability headcount for any period. The prior period headcount below has been revised for consistent presentation.

	As Of
	Mar. 31, 2022	Jun. 30, 2022	Sep. 30, 2022	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023	Dec. 31, 2023	Mar. 31, 2024
Number of revenue-generating professionals by segment (at period end)(1):
Healthcare	1,488	1,456	1,519	1,719	1,780	1,852	1,878	2,050	2,279
Education	811	891	969	997	1,069	1,124	1,203	1,206	1,231
Commercial(2)	1,724	1,896	2,083	2,116	2,164	2,198	2,260	2,263	2,293
Total	4,023	4,243	4,571	4,832	5,013	5,174	5,341	5,519	5,803

(1)Consists of our full-time consultants who generate revenues based on the number of hours worked; full-time equivalents, which consists of coaches and their support staff within the Culture and Organizational excellence solution, consultants who work variable schedules as needed by clients, and full-time employees who provide software support and maintenance services to clients; and our Healthcare Managed Services employees who provide revenue cycle billing, collections, insurance verification and change integrity services to clients.
(2)The majority of our revenue-generating professionals within our Commercial segment can provide services across all of our industries, including healthcare and education, and the related costs of these professionals are allocated to each of the segments.